Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FAIRWAY GROUP HOLDINGS CORP.

Nathalie Augustin hereby certifies that:

ONE:  The date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was September 29, 2006.

TWO:  She is the duly elected and acting Vice President—General Counsel of Fairway Group Holdings Corp., a Delaware corporation.

THREE:                                              The Certificate of Incorporation of this Corporation is hereby amended and restated to read as follows:

ARTICLE I

The name of the Corporation is Fairway Group Holdings Corp.

ARTICLE II

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.  The Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

A.                                    Classes of Stock.  The total number of shares of all classes of stock which the Corporation is authorized to issue is Two Hundred Fifty Thousand (250,000) shares, divided into (i) One Hundred Fifty Thousand (150,000) shares of Common Stock, par value $.001 per share (the “Common Stock”), and (ii) One Hundred Thousand (100,000) shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”) of which twenty-four thousand seven hundred (24,700) shares have been designated as Series A Preferred Stock (the “Series A Preferred Stock”) and sixty four thousand eighteen (64,018) shares have been designated as Series B Preferred Stock (the “Series B Preferred Stock”).  The Series A Preferred Stock and the Series B Preferred Stock are sometimes collectively referred to herein as the “Senior Preferred Stock.”  A description of each class and series of capital stock of the Corporation and the voting rights, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof is as follows.

B.                                    Rights, Preferences and Restrictions of Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Senior Preferred Stock are as set forth below in this Article IV(B).  Capitalized terms used in this Article IV(B) and not otherwise defined shall have the meanings set forth in Section 8 below.  The sixty four thousand eighteen (64,018) shares of Preferred Stock outstanding on the date of filing of this Amended and Restated Certificate of Incorporation and referred to as “Senior Preferred Stock” are hereby automatically changed and reclassified as Series B Preferred Stock.

Section 1.                                           Rank.

(a)                                 The Senior Preferred Stock shall, with respect to dividend distributions, redemptions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation (including any Liquidation Event), whether voluntary or involuntary, rank senior to (a) all classes of common stock of the Corporation (including, without limitation, the Common Stock), and (b) each other class or series of Capital Stock of the Corporation hereafter created, each of which shall expressly provide that it ranks junior to the Senior Preferred Stock with respect to redemption, dividend distributions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, including any Liquidation Event (any such Capital Stock, together with the Common Stock, the “Junior Stock”).

(b)                                 The Series A Preferred Stock shall, with respect to dividend distributions, redemptions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, whether voluntary or involuntary, rank senior to the Series B Preferred Stock.

Section 2.                                           Dividends.

(a)                                 From and after the date of issuance of any shares of Series A Preferred Stock, dividends at an annual rate of $150 per share (subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or similar event involving the Series A Preferred Stock) shall (i) accrue on a daily basis until paid, (ii) be cumulative, whether or not earned or declared, (iii) be compounded quarterly from the date of issuance of such share and (iv) be payable when declared by the Board of Directors.

(b)                                 From and after January 18, 2007, the date of issuance of the shares of Series B Preferred Stock, dividends at an annual rate of $140 per share (subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or similar event involving the Series B Preferred Stock) shall (i) accrue on a daily basis until paid, (ii) be cumulative, whether or not earned or declared, (iii) be compounded quarterly from the date of issuance of such share and (iv) be payable when declared by the Board of Directors.

(c)                                  All dividends accrued with respect to shares of Series A Preferred Stock pursuant to Section 2(a) shall be accrued pro rata and in like manner to all of the holders entitled thereto, and shall be paid prior to the payment of any dividend or other distribution (by redemption, repurchase or otherwise) on shares of Series B Preferred Stock or any Junior Stock.  All dividends accrued with respect to shares of Series B Preferred Stock pursuant to Section 2(b) shall be accrued pro rata and in like manner to all of the holders entitled thereto, and shall be paid prior to the payment of any dividend or other distribution (by redemption, repurchase or otherwise) on shares of any Junior Stock.  No dividend or other distribution may be paid on any securities of the Corporation ranking pari passu with the Senior Preferred Stock unless such dividend or other distribution also is paid on a pro rata basis to holders of the Senior Preferred Stock.

(d)                                 Dividends accrued on the Senior Preferred Stock for any period less than a year shall be computed on the basis of a 365- or 366-day year and the actual number of days elapsed in the period for which accruable.

(e)                                  The Corporation may, from time to time, pay all or any portion of accrued but unpaid dividends on the Senior Preferred Stock; provided that no payment of dividends shall be made on any shares of Series B Preferred Stock until all accrued but unpaid dividends have been paid on all outstanding shares of Series A Preferred Stock; and provided further that any such payment shall be to the holders of the Series A Preferred Stock or the Series B Preferred Stock, as the case may be, pro rata in proportion to the amount of accrued but unpaid dividends on the shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, owned by each of them.

Section 3.                                           Liquidation.

(a)                                 In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Corporation (including any Liquidation Event), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid for each share held, out of the assets of the Corporation legally available for distribution to its stockholders, an amount of cash equal to the sum of the Series A Liquidation Value per share, before any payment shall be made or any assets distributed to the holders of any shares of Series B Preferred Stock or Junior Stock. After payment of the amounts provided for in the preceding sentence, holders of the Series A Preferred Stock shall not be entitled to any further distribution with respect to the shares of Series A Preferred Stock in the event of any liquidation, winding up or dissolution of the Corporation.

(b)                                 Subject to the prior and superior rights of the Series A Preferred Stock, in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Corporation (including any Liquidation Event), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid for each share held, out of the assets of the Corporation legally available for distribution to its stockholders, an amount of cash equal to the sum of the Series B Liquidation Value per share, before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock.  After payment of the amounts provided for in the preceding sentence, holders of the Series B Preferred Stock shall not be entitled to any further distribution with respect to the shares of Series B Preferred Stock in the event of any liquidation, winding up or dissolution of the Corporation.

(c)                                  All consideration payable to the stockholders of the Corporation in connection with any Liquidation Event, or all consideration payable by an acquiring entity to the Corporation and available for distribution to its stockholders, together with all other available assets of the Corporation, in connection with any Liquidation Event, shall be, as applicable, paid by the acquiring entity to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Senior Preferred Stock and any other Capital Stock of the Corporation in accordance with the preferences and priorities set forth in this Section 3, with such preferences and priorities specifically intended to be applicable in any such Liquidation Event as if such transaction were a dissolution of the Corporation.  In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section 3, including without limitation, causing the definitive agreement relating to such Liquidation Event to provide for a rate at which the shares of Senior Preferred Stock are converted into or exchanged for cash, new securities and/or other property to reflect the distribution provisions of this Section 3, or to otherwise provide for such consideration to be allocated in a manner consistent with the provisions of this Section 3.  The Corporation promptly shall provide to the holders of shares of Senior Preferred Stock such information concerning the terms of such Liquidation Event and the value of the assets of the Corporation as reasonably may be requested by the holders of Senior Preferred Stock.  The amount deemed distributed to the holders of Senior Preferred Stock upon any such transaction shall be the cash or the fair market value of the property, rights or securities distributed to such holders by the Corporation or the acquiring Person, firm or other entity, as applicable.

(d)                                 If, upon any Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Senior Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case (including all accrued and unpaid dividends thereon), then all of the assets available for distribution to the holders of the Senior Preferred Stock shall be distributed among and paid to the holders of Senior Preferred Stock as follows:

(i)                                     First, to the holders of the Series A Preferred Stock, ratably in proportion to the number of shares of Series A Preferred Stock held by each holder, until the holders of the Series A Preferred Stock have received the full Series A Liquidation Value for each share of Series A Preferred Stock; and

(ii)                                  Thereafter, to the holders of the Series B Preferred Stock, ratably in proportion to the number of shares of Series B Preferred Stock held by each holder, until the holders of the Series B Preferred Stock have received the full Series B Liquidation Value for each share of Series B Preferred Stock.

Not less than fifteen (15) days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Senior Preferred Stock, setting forth in reasonable detail, to the extent known, the amount of proceeds to be paid with respect to each share of Senior Preferred Stock and the Junior Stock in connection with such Liquidation Event.

Section 4.                                           Optional Redemption.

(a)                                 The Corporation may redeem all or any portion of the shares of Series A Preferred Stock outstanding at any time, upon a vote of the majority of the Board of Directors of the Corporation; provided, however, that the Corporation may not redeem any shares of Series A Preferred Stock owned by any holder of Series A Preferred Stock where such holder reasonably determines that such redemption may be taxable as a distribution pursuant to Section 301(a) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 302 of the Code, and where such holder requests, promptly after receipt of the notice of redemption referred to in Section 4(c) below, that its shares not be redeemed; and provided further that if fewer than all of such outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this Section 4(a), such shares shall be redeemed pro rata among the holders of Series A Preferred Stock (other than those holders whose shares are not being redeemed at the request of such holder pursuant to the preceding clause), based on the number of shares of Series A Preferred Stock held by such holders.

(b)                                 Subject to the prior and superior rights of the Series A Preferred Stock, the Corporation may redeem all or any portion of the shares of Series B Preferred Stock outstanding at any time, upon a vote of the majority of the Board of Directors of the Corporation; provided, however, that the Corporation may not redeem any shares of Series B Preferred Stock outstanding until it has redeemed all outstanding shares of Series A Preferred Stock (other than those shares that are not being redeemed at the request of the holder(s) thereof pursuant to the first proviso in Section 4(a) hereof); provided, further, however, that the Corporation may not redeem any shares of Series B Preferred Stock owned by any holder of Series B Preferred Stock where such holder reasonably determines that such redemption may be taxable as a distribution pursuant to Section 301(a) of the Code by reason of Section 302 of the Code, and where such holder requests, promptly after receipt of the notice of redemption referred to in Section 4(c) below, that its shares not be redeemed; and provided further that if fewer than all of such outstanding shares of Series B Preferred Stock are to be redeemed pursuant to this Section 4(b), such shares shall be redeemed pro rata among the holders of Series B Preferred Stock (other than those holders whose shares are not being redeemed at the request of such holder pursuant to the preceding clause), based on the number of shares of Series B Preferred Stock held by such holders.

(c)                                  Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Senior Preferred Stock to each holder of record thereof at least ten (10) Business Days prior to the record date for determining the holders of the Senior Preferred Stock and not more than sixty (60) nor less than thirty (30) days prior to the earlier of (i) the record date for determining the holders of the Senior Preferred Stock and (ii) the date on which such redemption is to be made.  In case fewer than the total number of shares of Senior Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Senior Preferred Stock shall be issued to the holder thereof without cost to such holder within five (5) Business Days after surrender of the certificate representing the redeemed shares of Senior Preferred Stock.  The Corporation shall redeem each share of Series A Preferred Stock to be redeemed in cash at a price per share equal to the sum of the Series A Liquidation Value per share.  The Corporation shall redeem each share of Series B Preferred Stock to be redeemed in cash at a price per share equal to the sum of the Series B

Liquidation Value per share.  To the extent that less than all of the shares of Senior Preferred Stock held by any holder are to be redeemed, then for purposes of the immediately preceding sentence, the shares of Senior Preferred Stock held by such holder shall be redeemed in the order of issuance (with the shares outstanding the longest redeemed first).

Section 5.                                           Voting Rights.  The holders of Senior Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, except as otherwise required under Delaware law and as follows:  (i) in connection with any proposal that the Corporation authorize additional shares of Senior Preferred Stock or additional classes or series of preferred stock (whether by merger, consolidation or otherwise); (ii) any changes (whether by merger, consolidation or otherwise) to the rights of the Senior Preferred Stock relating to voting, redemption, dividends, dissolution or the distribution of Corporation assets and any amendment to this Article IV(B); (iii) in connection with such other subjects or matters that adversely affect the holders of Senior Preferred Stock; (iv) any increase or decrease in the aggregate number of authorized shares of Common Stock; and (v) as otherwise specifically set forth in this Amended and Restated Certificate of Incorporation.  In the case of clauses (i), (ii), (iii) and (iv) above, the affirmative vote of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, each voting separately as a class, shall be required.

Section 6.                                           Reacquired Shares of Senior Preferred Stock.  Shares of Senior Preferred Stock that have been redeemed or otherwise acquired by the Corporation shall be retired and cancelled, and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Senior Preferred Stock accordingly.

Section 7.                                           Business Day.  If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

Section 8.                                           Definitions.  As used in this Article IV(B), the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires.

“Business Day” means any day except a Saturday, a Sunday or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, the Corporation’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Liquidation Event” means (i) any voluntary or involuntary liquidation, winding up or dissolution of the Corporation, (ii) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any

Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Sterling Investment Partners, L.P. or Sterling Investment Partners II, L.P., acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority or more of the then issued and outstanding shares of Common Stock, (iii) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, whether in one transaction or a series of related transactions, or (iv) a firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission in which the aggregate gross proceeds (before underwriting discounts and commissions) are at least $75,000,000, with at least $25,000,000 to the Corporation, and immediately following consummation of such offering the aggregate market capitalization of the outstanding Common Stock is not less than $200,000,000, unless the holders of ninety-one percent (91%) of the then-outstanding shares of Senior Preferred Stock, voting separately as a single class, elect not to treat any of the foregoing transactions as a Liquidation Event by giving written notice thereof to the Corporation.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

“Series A Liquidation Value” means, with respect to each share of Series A Preferred Stock, the sum of (i) $1,300.00, adjusted for stock splits, stock dividends and similar events with respect to the Series A Preferred Stock, plus (ii) an amount equal to all accrued but unpaid dividends on such share of Series A Preferred, whether or not declared.

“Series B Liquidation Value” means, with respect to each share of Series B Preferred Stock, the sum of (i) $1,000.00, adjusted for stock splits, stock dividends and similar events with respect to the Series B Preferred Stock, plus (ii) an amount equal to all accrued but unpaid dividends on such share of Series B Preferred Stock, whether or not declared.

C.                                    Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

Section 1.                                           Dividends.  Subject to the prior and superior rights of the Senior Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors.  When and as dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of the Common Stock shall be entitled to share equally, share for share, in such dividends.

Section 2.                                           Liquidation.  Subject to the prior and superior rights of the Senior Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including any Liquidation Event (as defined in Section 8 of Article IV(B))), the remaining assets of the Corporation to be distributed shall be distributed to the holders of the Common Stock pro rata on the basis of the number of shares of Common Stock held by each of them.  The right of the holders to receive such distribution shall be subject to and any such distribution shall be made in accordance with the provisions of this Amended and Restated Certificate of Incorporation, as it may from time to time be amended or supplemented.

Section 3.                                           Merger, Consolidation, Sale of Assets.  Subject to the prior and superior rights of the Senior Preferred Stock, if any, in the event of any merger or consolidation of the Corporation with or into another corporation in which the Corporation shall not survive, or the sale or transfer of all or substantially all of the assets of the Corporation to another entity, or a merger or consolidation in which the Corporation shall be the surviving entity but its Common Stock is exchanged for stock, securities or property of another entity, the holders of Common Stock shall be entitled to receive all cash, securities and other property received by the Corporation and distributable to the holders of the Common Stock pro rata on the basis of the number of shares of Common Stock held by each of them.

Section 4.                                           Voting Rights.  Except as otherwise required under Delaware law, the holders of the shares of Common Stock shall be entitled to vote on the election or removal of the directors of the Corporation and on all other matters to be voted on by the stockholders of the Corporation.  On all matters to be voted on by each holder of the Common Stock, each holder shall be entitled to one vote for each share thereof held of record.  There shall be no cumulative voting.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VII

The number of directors of the Corporation shall be fixed from time to time as provided in the Bylaws.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

A director of the Corporation, to the fullest extent permitted by the GCL as it now exists or as it may hereafter be amended, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit.  If the GCL is amended, after the date hereof, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Any amendment, repeal or modification of this Article X, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article X, by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE XI

Subject to the voting rights of the stockholders pursuant to the GCL, if any, the provisions of this Amended and Restated Certificate of Incorporation or any applicable agreement to which the Corporation is a party, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII

The Corporation shall indemnify any director or officer of the Corporation and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Any amendment, repeal or modification of the foregoing provision of this Article XII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XIII

To the maximum extent permitted from time to time under Delaware law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that, from time to time, are presented to Sterling Investment Partners, L.P., Sterling Investment Partners II, L.P. and their respective affiliates, any of their respective designees on the Corporation’s Board of Directors and/or any of their respective representatives who, from time to time, may act as officers of the Corporation.  No amendment or repeal of this Article XIII shall apply to or have any effect on the liability or alleged liability of such stockholder, director or officer of the Corporation for or with respect to any opportunities of which such stockholder, director or officer becomes aware prior to such amendment or repeal.

* * * *

FOUR:                                This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the GCL.  The written consent of the stockholders of the Corporation was obtained pursuant to Section 228 of the GCL.

IN WITNESS WHEREOF, Fairway Group Holdings Corp. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized Vice President this 24th day of March, 2009.

FAIRWAY GROUP HOLDINGS CORP.

/s/ Nathalie Augustin
Nathalie Augustin
Vice President

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FAIRWAY GROUP HOLDINGS CORP.

Fairway Group Holdings Corp., a corporation (hereinafter called the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) does hereby certify that:

I.                ARTICLE IV(A) of the Amended and Restated Certificate of Incorporation is hereby deleted and replaced in its entirety as follows:

“A.                              Classes of Stock.  The total number of shares of all classes of stock which the Corporation is authorized to issue is Two Hundred Sixty Seven Thousand (267,000) shares, divided into (i) One Hundred Fifty Thousand (150,000) shares of Common Stock, par value $.001 per share (the “Common Stock”), and (ii) One Hundred Seventeen Thousand (117,000) shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), of which fifty-two thousand nine hundred eighty-two (52,982) shares have been designated as Series A Preferred Stock (the “Series A Preferred Stock”) and sixty four thousand eighteen (64,018) shares have been designated as Series B Preferred Stock (the “Series B Preferred Stock”).  The Series A Preferred Stock and the Series B Preferred Stock are sometimes collectively referred to herein as the “Senior Preferred Stock.”  A description of each class and series of capital stock of the Corporation and the voting rights, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof is as follows.”

II.           The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth above was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.  The written consent of the stockholders of the Corporation was obtained in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Nathalie Augustin, Vice President—General Counsel, this 26th day of October, 2010.

/s/Tod Nestor
Name: Tod Nestor
Title: Vice President—Chief Financial Officer

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FAIRWAY GROUP HOLDINGS CORP.

Fairway Group Holdings Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

FIRST:  The name of the corporation is Fairway Group Holdings Corp. (hereinafter called the “Corporation”).

SECOND:  The Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed by the Secretary of State of the State of Delaware on October 27, 2010, and that said Certificate of Amendment requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

THIRD:  The inaccuracy to be corrected in said Certificate of Amendment is as follows:

The name and title of signer are incorrectly stated.  The document was not signed by Nathalie Augustin, the Vice President-General Counsel of the Corporation.  The document was signed by Tod Nestor, the Vice-President and Chief Financial Officer of the Corporation,.

FOURTH:  the last paragraph of the document is hereby restated in it’s entirety to read as follows:

In Witness Whereof, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by Tod Nestor, Vice President-Chief Financial Officer, this 26th day of October, 2010.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed on this 27th day of October, 2010.

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/Tod Nestor
Tod Nestor
Vice President-Chief Financial Officer